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                                                                    EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE

May 22, 2002

Contact: John Breed
         (713) 209-8835

                   COOPER INDUSTRIES COMPLETES REINCORPORATION

HOUSTON, TX, May 22 -- Cooper Industries, Inc. (NYSE: CBE) announced today that the Company's reincorporation in Bermuda has been completed and is effective as of the opening of trading on the New York Stock Exchange today. Consequently, prior to the commencement of trading today all shares of Cooper Industries, Inc. outstanding common stock have been automatically converted to shares of Cooper Industries, Ltd. common stock. Shares of Cooper Industries, Ltd. will trade on the New York Stock Exchange under the symbol "CBE."

Holders of Cooper Industries, Inc. shares are not required to exchange their stock certificates for certificates bearing the name of Cooper Industries, Ltd. Each certificate representing Cooper Industries, Inc. shares will be deemed for all purposes as evidence of ownership of the same number of Cooper Industries, Ltd. shares.

Cooper Industries, with 2001 revenues of $4.2 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.



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